EXHIBIT 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

AA - Q3 2010 ALCOA Inc Earnings Conference Call

Event Date/Time: Oct 07, 2010 / 09:00PM GMT

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FINAL TRANSCRIPT

Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

C O R P O R A T E    P A R T I C I P A N  T S

Matthew Garth

Alcoa - Director IR

Chuck McLane

Alcoa - EVP, CFO

Klaus Kleinfeld

Alcoa - Chairman, CEO

C O N F E R E N C E    C A L L    P A  R T I C I P A N T S

Curt Woodworth

Macquarie - Analyst

Brian Yu

Citi - Analyst

Mark Liinamaa

Morgan Stanley - Analyst

Jorge Beristain

Deutsche Bank - Analyst

Sal Tharani

Goldman Sachs - Analyst

David Gagliano

Credit Suisse - Analyst

Charles Bradford

Affiliated Research Group - Analyst

Tony Rizzuto

Dahlman Rose - Analyst

John Redstone

Desjardins - Analyst

Paretosh Misra

Morgan Stanley - Analyst

Carly Mattson

Goldman Sachs - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the third-quarter 2010 Alcoa earnings conference call. My name is Derek, and I will be your operator for today. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to Mr. Matthew Garth, Director of Investor Relations. You may proceed.

Matthew Garth - Alcoa - Director IR

Thanks, Derek. Good afternoon and welcome to Alcoa’s third-quarter earnings conference call. I’m joined by Chuck McLane, Executive Vice President and CFO, and Klaus Kleinfeld, Chairman and CEO. After comments by Chuck and Klaus we will take your questions.

FINAL TRANSCRIPT

Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

Before we begin, I would like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release, and on our most recent SEC filings.

In addition, we have included some non-GAAP financial measures in our discussion. Reconciliations to the most comparable GAAP financial measures can be found in today’s press release, in the appendix to today’s presentation, and on our website at www.alcoa.com under the “Invest” section.

Any reference in our discussion today to EBITDA means adjusted EBITDA, for which we have provided calculations and reconciliations in the appendix.

Now I would like to turn it over to Chuck.

Chuck McLane - Alcoa - EVP, CFO

Thanks, Matt. Before I get started I will open this ice cold aluminum can of water here. Klaus, is that okay?

Klaus Kleinfeld - Alcoa - Chairman, CEO

That is perfectly okay.

Chuck McLane - Alcoa - EVP, CFO

Thanks, Matt. I really appreciate everyone joining us today. As many of you know, during this quarter we encountered several operational challenges, which we attacked and resolved on a rapid basis.

We restarted our Aviles smelter, maintained high output levels at Sao Luis, despite the loss of a ship unloader. And have almost completely recovered from a fire at our Tennessee operations. In the face of a typically weak quarter, our midstream segment increased shipments and revenue and maintained margins, while our downstream segment increased revenues and achieved a record high EBITDA margin. From a liquidity standpoint cash from operations and free cash flow improved, debt was reduced, and our leverage ratio was down 270 basis points.

Now let’s move on to the next slide, and I will highlight the financial results for the quarter. Income from continuing operations in the quarter was $61 million or $0.06 per share, which included restructuring and other special items totaling $35 million or $0.03 per share. A decline in aluminum prices, combined with unfavorable currency movements, more than offset the continuing benefits of our cash sustainability initiatives and higher volumes.

Despite the decline in prices, revenues were higher as the majority of our end markets continued to strengthen. Adjusted EBITDA totaled $602 million, and our continued focus on cash helped to generate free cash flow of $176 million.

We strengthened our balance sheet, reducing debt by $491 million and extending our maturity profile by roughly one year through a successful tender offer and new debt issues. These actions helped reduce debt to capital to 35.7%.

Lastly, liquidity remained strong with cash on hand of $843 million. Now let’s review our revenue change by market.

Revenues in many of our markets improved sequentially. Aerospace continues to rise as destocking activity nears completion and volumes rise in the investment castings business. Expanding relationships with customers in North America and Russia drove packaging sales higher, while commercial transportation continues to benefit from increased global economic activity. And building and construction continues to expand its customer base.

Let’s move on to the income statement. Third-party revenues rose 2% on higher third-party shipments in the upstream business, and improved demand in most of our end markets. COGS as a percentage of sales stood at 83.5%, up 2.3 percentage points from last quarter due to a decline in aluminum prices, adverse currency impacts and higher costs at Sao Luis.

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Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

Lastly, our effective tax rate for the quarter was a negative 82%. For your reference, we have attached an appendix to help guide you through the tax rate, including the discrete items in the quarter. Our operational year-to-date rate, excluding these items, is 32%. Going forward we would expect our operational rate to remain at that level. However, we will continue to experience swings in the rate, given the volatility of the profit drivers within each taxing jurisdiction.

The next slide provides you with an overview of the restructuring and special items in the quarter and their location in the financial statements. Let me briefly review each one.

Discrete tax items totaled $38 million in the quarter and were largely comprised of a favorable tax ruling in a foreign jurisdiction, which allows us to carry forward net operating losses. As we shared with you last month, the failure of a ship unloader at our Sao Luis facility resulted in higher costs totaling $23 million in the quarter.

In June of 2010 the area surrounding our smelter in Aviles, Spain suffered severe flooding, which forced the temporary idling of the facility. We performed significant repair work and the smelter began to ramp up operations in August. As a result of the flooding we sustained charges and unfavorable impacts of $13 million, net of insurance recoveries, primarily representing higher cost in lost volumes.

The next item in connection with the tender offer and redemption of our bonds completed during the quarter, we recorded charges of $9 million.

And, lastly, non-cash mark-to-market impacts on power contracts totaled $29 million. You may remember last quarter this was a positive impact of $22 million. The net impact of these items totaled $35 million or $0.03 per share. Now let’s move to the sequential earnings bridge.

This slide bridges our income from continuing operations, excluding restructuring and special items. Negative impacts sequentially were led by lower realized aluminum pricing and adverse currency headwinds. These items more than offset the benefits of higher volumes in many of our businesses and the productivity gains generated from our cash sustainability initiatives.

Let’s move through the segments and we will start with alumina. Production was up 157,000 metric tons in the quarter. Increases at Sao Luis, Pinjarra and Suriname were slightly offset by a reduction in Point Comfort. The Sao Luis refinery continues to ramp up as it recovers from the failure of a ship unloader. Higher production and equipment costs of $25 million related to the recovery and ramp up were incurred in the quarter.

By quarter end Sao Luis was operating at an annualized run rate of 2.9 million metric tons, and we remain on track to achieve full annualized production run rates of roughly 3.5 million tons by the end of 2010.

Turning to profitability, the combined impact of a 5% decline in realized alumina prices and depreciation of the US dollar against the A dollar more than offset the impact of higher volumes and productivity gains. Lastly, the alumina segment benefited from a tax rate change totaling $42 million. This benefit is totally offset in corporate to maintain our operating rate of 32%.

Moving to the outlook for the fourth quarter, alumina pricing will follow a 60-day lag, and we will continue to benefit from our cash sustainability initiatives. Lastly, we expect production across our global alumina system to increase by 150,000 metric tons versus the third quarter.

Let’s now move to the primary segment. This quarter’s performance was negatively impacted by a 2% decline in realized prices and unfavorable currency movements against the US dollar. Productivity gains driven by cash sustainability were largely offset by cost increases in carbon products and energy. During the quarter we restarted production at Aviles and anticipate achieving full capacity by the end of this year.

Looking forward to next quarter we anticipate pricing to continue to follow the 15-day lag. Production is expected to increase by 25,000 metric tons as Aviles ramps up. And we continue to expect to receive benefits from cash sustainability initiatives and headwinds from higher carbon costs.

Moving to the Flat-Rolled Products segment. Flat-Rolled Products, ATOI of $66 million was a 7% sequential decline. An exceptional performance when you put it in the perspective of the typical sequential decline of nearly 40%. When viewed on a year-over-year basis profitability improved $56 million.

This quarter we generated revenue growth in substantially all end markets and gained volumes in China, North America and Russia, as we continued to expand our customer base. Higher costs stemming from the Tennessee fire and reduced production in North America related to the depletion of strike prep inventories negatively impacted profitability.

FINAL TRANSCRIPT

Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

As a result of the rapid response by our Tennessee team, the financial impact of the fire at our hot mill was significantly mitigated. In fact, repairs are nearly completed, and we are very pleased that the mill will return to full operation this month.

Customer commitments were substantially met with inventory on hand and additional volumes out of our Warrick facility. The total financial impact in the third quarter was $3 million. Our Russian operations achieved a second consecutive quarter of profitability, and our Bohai, China facility continues to ramp up.

Next quarter we expect continued strength in volumes as Russia and Europe demand remain strong and China continues to ramp up. We will see gains from cash sustainability initiatives and we expect normal seasonal volume declines in can sheet.

Let’s turn to the last segment, which is Engineered Products and Solutions. ATOI of $114 million was up 7% sequentially. Continued strong performance in our cash sustainability initiatives helped generate a record EBITDA margin of 18%. That is 5 points higher than in the third quarter of last year. These results illustrate how this segment has structurally improved its cost position through sustainable actions.

Offsetting the normal seasonal impact, revenues increased 5% sequentially on higher volumes in aerospace and increased market share in the building and construction market. While the global commercial building and construction market continues to decline, improved sales in this market reflect our leading brands and strong relationships with well-positioned customers. Despite the continued downward pressure in the IGT market, revenues remained flat sequentially.

Looking ahead, we anticipate our customers to undertake normal seasonal plant shutdowns and to continue to benefit from our cash sustainability initiatives in the fourth quarter.

Let’s now move to the cash flow statement. For the quarter we generated cash from operations of $392 million. The sequential increase was driven by a reduction in working capital. We currently stand at 42 days working capital, which is a five-day improvement over the same period last year and down one day sequentially. This quarter we reduced debt by $491 million through the pay down of our August 2010 maturity. We also successfully executed a tender program for our 2011 maturity and pieces of our 2012 and 2013 maturities.

Purchases of these securities were made with proceeds from a $1 billion 2020 offering. In sum, we reduced our debt outstanding, bringing our debt to capital to 35.7%, and increased our maturity profile by nearly one year.

Capital expenditures in the quarter totaled $216 million. If you include the net investment of the Ma’aden joint venture, spending totaled $271 million, which keeps us on track against our 2010 goal of $1.25 billion. Finally, we had very strong cash flow generation in the third quarter of $176 million.

Let me summarize on the next slide. We are improving free cash flow generation, strengthening the Company and driving shareholder value. The rapid response of Alcoans across each business to recover production after recent adverse events and to quickly repair damaged facilities was an exceptional achievement.

As we effectively managed through challenges this quarter, we continued to aggressively pursue our 2010 goals. For the second year in a row we remain on track to achieve these targets.

All of our actions are focused on driving improved sustainable performance across Alcoa. We have established higher baseline performance levels in our mid and downstream businesses, and increased our balance sheet flexibility through debt reduction and well-timed capital market transactions. We have generated roughly $240 million of free cash flow this year, and we anticipate higher levels of free cash flow as we move into the fourth quarter.

I would like to now turn it over to Klaus.

Klaus Kleinfeld - Alcoa - Chairman, CEO

Thank you very much, Chuck. I think that was a very good overview. Well, let’s start on the usual fashion with a view on the economy and our end markets first. So in general we are mutedly optimistic. We see good pockets of growth in some major regions and some specific end markets. Let’s start with the end markets.

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Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

Aerospace, large commercial aircraft, the largest segment, our outlook has improved from essentially flat to roughly 2% to 4% growth versus 2009. We see orders, build rates, as well as deliveries up. Deliveries year-to-date are up 3%. Boeing and Airbus at the same time are ramping up their narrow-body production.

We will give you a little bit of a more detailed indication. The orders that have come in year-to-date, 511 units compared to last year’s comparable timeframe, 195 units. And also keep in mind there is still a backlog that exists between five to six years.

International air traffic is up, expected to rise roughly 8%. This year airline profitability improving. IATA expects the airlines to earn roughly $9 billion. Last year they lost $10 billion. Regional and business jets about 10% to 20% of the market continues to be weak in orders as well as deliveries.

Automotive, the next segment here on that chart, let’s start with the US. August, the lowest August sales since nearly 30 years. And then came September, the highest selling month since basically August last year. And August last year was still marked by the Cash for Clunkers program. So we believe sales will continue to improve on a slow pace, probably slower than we are historically accustomed to.

The OEMs are tightly controlling inventory. Currently at 50 to 55 days, whereas it is normally 65 days. And they are doing that to avoid price pressure via lot clearing sales — do that very effectively.

China sales in automotive, up 40% through August. We are expecting on an annual basis an increase of 15% to 20%. Europe sales expected to decline versus last year. And keep in mind last year was marked by very strong government incentives pretty much all across all the European countries. At the same time export demand is up, so if you net it all out, production in Europe was — in automotive will be up between 5% and 10%.

So next segment, heavy truck and trailer. Pretty much we upward revised our projections in all regions, driven by increased global industrial activity, better freight rates, as well as a depleted used and new truck inventories.

If you move to the US on heavy trucks and trailers to see some more specifics there. The truck production year-to-date is up 55%. We expect on an annual basis 25%. Trailer production up year-to-date on a 46% annual expectation is 53%. Trailer backlog, given that growth, is up 79% since December 2009.

Interesting to note, and also gives a good dimension on things that are moving around here, sales in China are up 30 — we expect them to be up 35%. Interestingly in the first half of 2010, to give you an absolute number, 570,000 trucks have been sold. We expect by the end of 2010 870,000 trucks. And if you just take the absolute number it actually is more than 2 times the sales of North America and Europe together.

Beverage can and packaging, North American can we expect a modest decline, pretty much caused by the weak summer promotions here. Chuck, I think, just did an outstanding ad for good aluminum cans in the very start. But we saw weak summer promotions around that and then inclement weather in parts of Mexico.

Growth in other regions will offset the North American decline, so in total we expect in the beverage can and packaging market a flat 2010 compared to 2009.

Commercial building and construction, I will start with USA. We expect it to go further down. Our expectation is 25% reduction. You can look at some indicators and probably get the impression as though this market has not yet bottomed out, unfortunately.

Looking at commercial mortgage-backed securities, delinquency rates topped with 7.8% in July, and expected to go further up at the end of this year. 9% to 10% is what the experts estimate — or look at office vacancy rates, 17% during the second quarter, expected to go further up.

Europe, pretty much the same in commercial building and construction. China, a very different picture. We expect it to go up 10% to 15%, and India more in the same league as China.

The last segment here, industrial gas turbines, we see basically three factors, reduced energy demand, power plant construction delays as well as deferrals, as well as the uncertainty around carbon legislation. All of this comes together in the industrial gas turbine market and weighs heavy on the demand, and that is the impact that we see there.

FINAL TRANSCRIPT

Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

So to sum the end market overview that you have on this chart up, we see significant improvement over 2009 in most end markets, although the overall is below the historic norms.

So with that, let’s go to the aluminum demand and see what implications the end market drive has on the aluminum demand. This is actually pretty good news. Many of you who follow us know that we have raised our forecast in the second quarter here from 10% growth to 12%, and we are raising our forecast again another percentage point.

This is really driven by us seeing the rising consumption levels in India, Asia, Brazil, as well as Russia. And the second thing — that will come through in the second half of this year. And the second aspect that one has to take into account here is the tight scrap conditions, unavailability of scrap, which drives primary demand and goes in here too.

So let’s look also at the inventory side. And some of you are familiar with this chart. On the left-hand side here you see all the aluminum inventories listed and kind of stacked on each other. You can already see with the dark blue one, which reflects the LME, LME has come down, or continues to come down.

If you look at the total, which we accumulated here, the total comes up to 59 days of consumption. And for those of you who remember the Q2 number, this is four days lower than what we had at the end of the second quarter. So that is actually pretty good news.

We continue to see financial participants, as well as logistic constraints, as well as a scrap shortage. It is basically driving the accessibility, or reducing the accessibility and then — of metal. And if you go to the right-hand side, where you see the regional premiums depicted in the three big regions, you actually see that the regional premiums are high.

If you look at the blue curve you have Europe there almost at an all-time high. It is further pressured by some of the curtailment and closures in Europe. And then you look at the US as another example there, and you see the Midwest premium is almost at a five-year high.

So what does that mean now in terms of supply demand? Let’s put those two slides together and start with aluminum. So if you look at aluminum, as you know, we always split China and the Western world. As we revised our global demand side, we are also revising our global surplus estimate for the aluminum mark. We now believe it is going to be around 1 million tons. That is a reduction of about 180,000 tons lower than what we had previously said in the second quarter.

This is driven basically by two factors. One is increased demand; we talked about it. And the second thing is production outages, like we saw in the Middle East, Canada as well as India.

Let’s talk a little bit about China, because that is an interesting dynamic that we see there. If you look at this year it looks like not much is going on. China manages very well to stay in balance. But there is actually a lot going on in China these days, as two things come together, a very short-term thing, which is China is at the end of this, the 11th five-year plan, and at the same time they are ramping up to the new five-year plan and that is very, very important changes on the way.

On the one hand, you see provinces truly scrambling to reach the energy efficiency, as well as emission targets, that are tied into the 11th fifth-year plan. This is leading, as we speak, to massive closures and curtailments. About 700,000 tons of smelting are in the process of getting shut — some is shut and others are getting shut as we speak. There will be most likely another 600,000 tons that are planned to get shut until the end of this year. So that is a huge, huge shift.

At the same time you actually do see that there is new capacity, mainly in the West, that could potentially come online. That is the one thing, and obviously having an impact short-term already on pricing.

The second thing is the discussion around a new five-year plan. The new five-year plan, it is very clear in the whole setup of this plan that the administration sees energy efficiency and emission as one of the most critical things driving in the country going forward. They have a clear target for energy intense industries like the aluminum industry.

The draft of this new plan is currently out and gets circulated in the usual fashion. And it basically said until 2015 China will not allow more than 20 million tons of capacity. Talking to some of the experts, their experts basically say the Chinese government is very, very serious about this approach of emissions control and the energy efficiency. And they would rather expect around 17 million to 18 million tons by 2015 probably being the limit. It doesn’t take much to understand that that comes along with quite a number of opportunities here.

FINAL TRANSCRIPT

Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

Let’s move on to the alumina market, talking about opportunities, equally exciting things going on there in that market. We see on the one hand the market is essentially balanced with a little tightness emerging in the Atlantic region. The more exciting thing happens here on the changeover of the pricing. We have talked about it. I’m sure on this call we’ll talk more about it.

This quarter Platts has launched their smelter grade alumina, the price index. This is a very thorough index. Our hats off to them, very transparent, lots of good data, benchmarking, daily spot prices amongst other things out of Australia. If you take that as an index, average price since the start of the index for alumina has been $327 per ton. And the last price today was $348 per ton.

So now let’s — now we are leaving the market behind us, and let’s talk about how our businesses are doing and what we are doing in our businesses going forward.

So let’s start with alumina. As I said, exciting things going on in alumina. There is a couple of things how we drive value. One thing is the changing of the pricing. We are going away, as we have said before — announced that a long time ago we are going away from LME linkage to a pricing that more and better reflects the underlying costs of this specific industry.

And we have been successfully concluding contracts for our 2011 volume. On a price index basis the way that the new contracts have been built that the ones that we have signed is we have used a monthly average of a basket of different published alumina prices. So not favoring one over the other. And I think that is a very, very fair — much fairer than the pricing that existed before. That is one value driver.

Another value driver is that we are growing our low-cost production base. The Juruti bauxite mine and the Sao Luis refinery are both coming online. We have achieved good — record production level in September. Even though we had — have had to overcome the failures of the ship unloader, we expect that we have a permanent solution in place by the end of this month. And in general we are on track to achieve full production by the end of this year.

The next value driver that is really well underway is Ma’aden. This will be the lowest cost refinery that exists. It will start by end of 2014. It is, as I said, well underway. We expect the project financing to be completed in this year — by the end of this year.

The alumina profitability is recovering, as you can see here on the left-hand side. But it is also very clear that it has not yet reached levels that we would expect from this business, particularly talking about the value drivers that I just mentioned. So we expect the benefits of the higher pricing, as well as the lower cost position, to get us to EBITDA margin levels that are better than where we have historically performed once the market returns.

So much on alumina. Let’s go to aluminum, and on the next slide. So our smelting system currently is producing around 3.6 million tons, so we are at about 80% utilization. We have secured power for 85% of the capacity until minimum 2025. We have streamlined our system. We have reduced cost, and permanently curtailed smelters like Eastalco and Badin. We are further reducing our cost position. The Ma’aden joint venture here is clearly the next big, big step bringing online the lowest-cost smelter that exists — that will exist then. It will come online by the end of 2013, so kind of already around the corner.

All of these are actions that will improve the EBITDA margin. And here we also believe that it will be higher than historic level once the market returns.

So let’s go to the flat-rolled product side. On the flat-rolled product side we have taken massive actions to drive the bottom line. We reduced costs, diversified — divested underperforming assets. We exited commodity markets. We emphasized high-value additive products like aerospace. And on the can sheet side we have adjusted our pricing to be consistent with the highest quality, the delivery performance and the innovativeness we have in our products.

All of that you can already see today has an impact on the EBITDA margins. We have reached 9% year-to-date, although the utilization rate is at 80% in this business. And you may remember it was 75% by the end of the second quarter, so it is up a little bit, but it is still only at 80%. And we continue to see destocking in aerospace sheet and plate. This will run through the end of 2010. And also a lower can sheet volume. That is what leads into the utilization rate here of 80%.

At the same time profitability in Russia is good, the second consecutive quarter of profit. We are ramping up our Chinese facilities. All of that looks good. The Ma’aden rolling mill is well underway, also on the right path. We expect profitability to exceed historic levels once the market accelerates.

FINAL TRANSCRIPT

Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

Last, but absolutely not least, our engineered product and solution business. Year-to-date the number that you can see here, 17% EBITDA margins. Q3 is at 18%. That is at a historic high. Not only is it at an historic high, but then look at the right-hand side and see the utilization that we currently have — 70% in aerospace, 65% in the rest.

So, obviously, to — we reach this margin level with this utilization is a clear reflection how well we have worked in reducing our cost and improving our portfolio.

We actually also in this quarter have further strengthened our portfolio with the acquisition of Traco in the building and construction space. Integration is well underway.

It’s really in engineered products and solutions business that we see this is a good combination of great execution and a proven top and bottom line performance, and that gives this team the license to further grow. So we’ll continue to build around the core of our EPS business, improve our performance further. And there is obviously, with this current utilization a pretty substantial upside once the economy improves then utilization will go up.

So let’s now review the progress against our 2010 operational targets. Procurement, our target was $2.5 billion. Our savings we are at $2.154 billion. That is good. Overhead, $500 million target. We are at $431 million. Good. Total CapEx, $1.250 billion target. We currently have spent $785 million. This is in-line with the expectation. And keep in mind it includes this $250 million on an annual basis from Ma’aden.

Typically the fourth quarter, just for you to know it already, is higher as we take advantage of our customers shutting down, and we use that time to upgrade some of our facilities and to do the maintenance. So keep that in mind when you look into the fourth quarter.

Last, but not least, working capital, year-on-year working capital declined by five days, on target to reduce two days working capital this year.

We talked — by now we have talked about a lot of financial benchmarks that we have achieved this quarter. But I really don’t want to go with this presentation before I haven’t talked also about some other things that I think makes this Company a great company, and where we have continued to expand our leadership position. This is about safety and sustainability on this chart here.

On the left-hand side you actually see our safety performance. In the blue curve, which shows the total recordable incident rate, or in the green curve the lost work, the incident rate, it is the best ever safety performance.

If you look at the lost work, the incidence rate is just as — for example, we have further improved it by 40% compared to the end of 2009, which already had a very, very low number. We really make clear what a number like that means. 85% of all of the Alcoa facilities up to today in 2010 had zero loss workdays — 85%.

Then if you go to the right-hand side, you actually see that we received some nice recognition that really shows the leadership that we have, and it indicates to the leadership that we have in sustainability. Maplecroft ranked us the third of 339 companies for our climate-related innovations and the carbon management practices. Dow Jones Sustainability Index, it is the ninth consecutive year we are named in the world’s, as well as the North American Index. And Cradle to Cradle certified us on a silver level for primary aluminum, our product emphasizing the sustainable characteristic of our metal.

All of these achievements I believe are a testament of our ability to manage more than just the bottom line. This is important also for the bottom line, because at very, very many places that we have seen, from Iceland to Brazil, this is what gives us the license to operate and to have new opportunities to grow profitably in the future.

All right, so let me sum it all up here on this last slide. We positioned the Company for driving growth as well as profitability. It is a lean place. We have learned our lesson, and we will always be lean. Disciplined execution is our middle name, with personalized accountability, empowering the Alcoa employees.

And the most important thing, we are driving shareholder returns. You can see on the right hand side where we are currently when it comes to the EBITDA margin, 13%. You see that this is the same level than 2008, but then you compare the time of 2008 with today, you just — I just showed you the utilization levels and the current market conditions. So I think this makes us all feel very inspired by this achievement. And I can tell you we are all committed to exceed our historic performance levels.

That said, why don’t we open it for the Q&A.

FINAL TRANSCRIPT

Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

Q U E S T I O N    A N D    A N S W E R

Operator

(Operator Instructions). Alcoa does ask that all participants please limit yourself to one question. Curt Woodworth, Macquarie.

Curt Woodworth - Macquarie - Analyst

Klaus, I was wondering if you could expand a little bit more on your comments on the delinkage you see in alumina. And maybe specifically talked to some of the pricing indices. Are you basically saying that a lot of the contracts that you’re now rolling over is basically all the pricing being based on these spot indices, like the one you mentioned in Platts?

Klaus Kleinfeld - Alcoa - Chairman, CEO

We said that we are changing the pricing mechanism, and we do that as we speak. To the spot index — and I talked about Platts and I talked about the first contract that we have concluded with basically a monthly average spot price based on a number of indexes and we use a basket of indexes.

We believe that that really better reflects the different cost structures that we have in alumina, and with caustic, ocean freight, oil, gas and coal in there compared to what we see in LME, it gives more pricing flexibility. It is more reflective of the short-term volatility.

The concept, I think, it is very well understood by our customers. In the meantime we are concluding business on that basis. And really it is good that Platts has added this index. On a daily reporting it is even more differentiated than what we currently use, but it is very transparent to that.

But at the same time I think you have to be very clear. Every pricing change takes a while until it gets done. We have about 20% of our volume coming up, and really take that as an about number. 20% of all volume in alumina coming up every year, so it will take a while until this will ripple through the system. But we are concluding contracts as we speak on that basis. Thank you.

Operator

Brian Yu, Citi.

Brian Yu - Citi - Analyst

Back on this alumina again, you mentioned about 20% of alumina contracts are coming up for renewal. First off, are you really giving customers an option, or can we assume that as they come up you are basically going to move them over to these levels?

Then, secondly, how does this evolution impact your smelter — your internal smelter transfer prices?

Klaus Kleinfeld - Alcoa - Chairman, CEO

Okay, let me start with the last. It is very simple. Our smelters buy it for the external market price, much like if we were an external customer, and they have to stand on their own feet, as we have always done it, and as we will always do it. It is a separate business, and it is run as a separate business. We have in addition to that, and some synergies it is nice to have.

A second thing on how do we handle our customers. As I just said before, obviously, this is a discussion with the customers. And the discussion with the customers is — I wouldn’t say it is necessarily totally easy, but I don’t think anybody expects a change like that to be easy. But I think at the same time the customer understands why a change like that is needed, because, frankly, alumina has very different cost drivers from aluminum.

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Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

And the flexibility the customers gain here is very high. And given that there are now indices around that give a very good transparency, I think the concern that probably some customers have had of an intransparent price setting is also taken away. So we will continue to go that route as we have announced. Thank you.

Operator

Mark Liinamaa, Morgan Stanley.

Mark Liinamaa - Morgan Stanley - Analyst

I would just like to touch on the capital intensity of the business going forward, which is one of the concerns I hear sometimes regarding the Company. You are spending at a $1.25 billion clip, including Ma’aden. Can you talk about as Ma’aden goes through to the startup in a few years, roughly how much money you’re going to have to inject into the company?

Klaus Kleinfeld - Alcoa - Chairman, CEO

We have said that we will have, when it comes to maintaining capital, we will have a level of $850 million roughly of maintaining capital. And that is a level which we believe is going to be the right level. Then Ma’aden comes into it, and the rest is pure speculation.

But I think you have to really see where we have been coming from. There were a lot of investments, starting with Iceland — Iceland, Russia, China. Juruti, Sao Luis expansion. And I’m sure I’ve forgotten something here. But that has all been happening in I would say less than five, eight years — probably the last five years.

You see that Russia, to take it for instance — let’s start with Iceland. Iceland has been making good returns, and even has been making good returns during the worst of all crisis. And the reason for that is very simple, because it brought up lower on the cost curve. Right?

Take Russia, and finally Russia has turned the corner. The second consecutive quarter that we are profitable there. And I have said many times on these calls and with you all individually that the assets that we have in Russia, once we run them well, which we do now, are very unique and are well-positioned. In that market we are the only ones who can produce can sheet and end and tab, as for instance, also in Russia. And that market is actually starting to bloom as the economy comes back.

China, the positioning of us in the automotive market in China with brazing sheet in Kunshan couldn’t happen any better. I just went through the growth numbers there. Bohai is — so it is profitable. Bohai is ramping up and also it is nicely positioned. Juruti, Sao Luis brings us further down the cost curve with that online. We are going to come down to 25th percentile in the cost curve and then comes Ma’aden. So that is the logic that we are following here.

Chuck, you want to add anything into it?

Chuck McLane - Alcoa - EVP, CFO

Just that I will reinforce the fact that Klaus said, our sustaining — breaking into two portions our sustaining — and our growth CapEx — our sustaining CapEx being in the neighborhood of $850 million a year. And our growth CapEx we are finishing up, if you look at $1.250 billion this year, we are finishing up Sao Luis, Juruti. Our ending portions of that as we ramp up, plus a Hydro down in Brazil. And we’ve got the Ma’aden, and Ma’aden is going to be $1 billion over four years.

I think it would be safe to say any additional growth projects will be scrutinized heavily. And as Klaus said, as we look forward we definitely will keep an eye towards the opportunity to potentially grow our engineered products and solutions business.

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Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

Klaus Kleinfeld - Alcoa - Chairman, CEO

That is a good point. I forgot to mention that. And we have done things in there. We have done bolt-on acquisitions on the fastener side, which have been nicely integrated. And we’ve just done another one here on the Traco side. And you see the performance there, I think it was the right thing to do that.

Operator

Jorge Beristain, Deutsche Bank.

Jorge Beristain - Deutsche Bank - Analyst

My question was just related to page 30 of the PowerPoint presentation. We were discussing the effective tax rate. I am trying to understand what this table is trying to say. If I understand it correctly, you are saying that the benefit that you did get for the tax provision at the end of the day was offset by a lot of tax-related discrete charges, so it was basically a wash? Is that correct?

Chuck McLane - Alcoa - EVP, CFO

No, that is not correct. Let me see if I can take you through it. If you look, it would say — if you looked at the third-quarter column on that page, you would see that, as reported under GAAP, we’ve got a negative 82% tax rate. Included in that tax line is $68 million. And if you took that out, you would be at 31.7%.

Now the $38 million we have listed as a discrete item is an after-tax, after noncontrolling interest. So you take the $68 million, and right above that on that column is $30 million for discrete tax items attributable to noncontrolling interest. $68 million minus the $30 million is $38 million after-tax, after noncontrolling interest. That is a discrete item that was pulled out, and part of the $0.03 restructuring and special items. Thanks.

Operator

Sal Tharani, Goldman Sachs.

Sal Tharani - Goldman Sachs - Analyst

Klaus, you have in the past discussed this, and I want to understand again is that, we look at the inventory charge which you have here on page 18, and inventories are coming down continuously. But on the other hand, we also talk about excess supply or excess of aluminum. Is this getting built in nonexchange warehouses? Is that is what is happening?

Klaus Kleinfeld - Alcoa - Chairman, CEO

We probably saw a little bit of an uptick on that happening, I would say, earlier this year, but not that much on a substantial basis. I think that the major thing — that is why I put two things on this chart, to give you a little more of a safety around this.

On the one hand, you see the inventory levels. And as I said, they are falling. I do not believe that you have — if your hypothesis would be, you have a current tendency of invisible inventory that this flows into. I would not concur with that. I don’t think that that happens.

I think the indication that you have is on the right-hand side here, which is the regional premiums. Because typically if there were something going on on metal flooding the market, you would see premiums going down. And you see the contrary to it, you see premiums continuing to stay on a very, very high level, right?

Sal Tharani - Goldman Sachs - Analyst

Where is the excess supply going?

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Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

Klaus Kleinfeld - Alcoa - Chairman, CEO

Well, you do have additional — you do have additional demand. You have heard me raise the demand level this year from 12% to 13%. I went through all of the end markets. You see the economy is coming back.

The second thing is you had — in this quarter you had some unexpected shutdowns and curtailments in various places — Qatar, Canada, India, we had some in Europe. So that comes in addition to that.

Operator

David Gagliano, Credit Suisse.

David Gagliano - Credit Suisse - Analyst

I just actually wanted to ask a quick question on slide 25. Just to clarify, I want to make sure we have this right. The total procurement and overhead cost savings targets seem to imply that there is another $400 million coming. Is it right to assume that that incremental $400 million flows through Q4 results?

Chuck McLane - Alcoa - EVP, CFO

(inaudible).

Klaus Kleinfeld - Alcoa - Chairman, CEO

Go ahead, Chuck, please.

Chuck McLane - Alcoa - EVP, CFO

I am sorry. Dave, you (technical difficulty) excuse me, these were against 2008. So as we had our targets in ‘09 against ‘08 it was $2 billion. And we said that was going to increase to $2.5 billion this year. On overhead we were going to go from $400 million to $500 million. So you can’t just look at it on a sequential basis, it is versus ‘08.

Operator

You next question comes from the line of —.

Klaus Kleinfeld - Alcoa - Chairman, CEO

So it is a projection of our cash sustainability program, for those that remember. Please, sorry, I interrupted you. Go ahead.

Operator

Charles Bradford, Affiliated Research Group.

Charles Bradford - Affiliated Research Group - Analyst

A question about caustic soda. What can you tell us about those costs in the fourth quarter?

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Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

Chuck McLane - Alcoa - EVP, CFO

I can’t give you what we think we are going to be paying for it. I will tell you that we think we’ve got a competitive position in that particular raw material. But many of the suppliers, as I am sure you are aware, because you’re asking the question, are asking for double — larger than double-digit increases. We think we are going to be effective.

If you looked at the second or third quarter, you would see on caustic that we actually were flat quarter-to-quarter. So we think we have been effective at a lot of our actions to mitigate a lot of those increases.

Operator

Tony Rizzuto, Dahlman Rose.

Tony Rizzuto - Dahlman Rose - Analyst

Just a couple of questions, housecleaning type items here. The share count and also interest expense. You reduced debt, but interest expense was up sequentially. And the share count, just to understand why that was reduced on a diluted basis.

Chuck McLane - Alcoa - EVP, CFO

Okay, on share count, first of all, it went down because the way you have to look at shares each quarter on the convertible debt that is outstanding, it is the shares underneath that debt. So you look at whether you include the shares or not, and the after-tax impact of the interest associated with that debt. Whatever gives you the lower per-share amount, whichever one is more dilutive, it is the one you had to use.

So in the second quarter, adding those shares back and deducting the after-tax interest gave you a lower EPS number. And if you had done it this time it would have been anti-dilutive, so that is why the share count has not been added for those convertibles.

As far as interest expense, the reason — the biggest reason for the interest expense increase this quarter is a result of the tender offer premiums that we paid, which was about $14 million before tax. So that is a one-time item and it was listed as $9 million after-tax on our discrete items.

Operator

John Redstone, Desjardins.

John Redstone - Desjardins - Analyst

I wondered if you could give us some clarification as far as you can on your flat-rolled products contracts. In other words, going forward of your flat-rolled products how much, if anything, is still subject to price caps, and when they would they be running out?

Klaus Kleinfeld - Alcoa - Chairman, CEO

There is nothing is subject to any price caps. This was the big change that we had announced, and we executed on it this year when the Anheuser-Busch InBev and Pepsi contract came off.

What was the second part? I think I missed the second part. There was no second part. Okay. Good. Thank you.

Operator

Paretosh Misra, Morgan Stanley.

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Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

Paretosh Misra - Morgan Stanley - Analyst

Just a quick question on engineered products. How much of your revenues is currently coming from non-aluminum product? And if I was to think of a normalized operating rate, let’s say, 90%, 95%, would that include the $1.3 billion in new products that you were talking about in the first half of 2008? Thanks.

Klaus Kleinfeld - Alcoa - Chairman, CEO

I would say, and that is a rough number, I would say something around 80% to 90%, probably more leaning to 90%, comes from nonaluminum products. The second part was — what were you referring to — the $1.3 billion?

Operator

Carly Mattson, Goldman Sachs.

Carly Mattson - Goldman Sachs - Analyst

My question pertains to actually the defined benefit in the pension. So in your last 10-K you gave guidance that there was $100 million of required pension contributions in 2010, $1.28 billion from 2011 to 2012, and $1.15 billion after that.

So my question is actually two parts. How much does a $600 million involuntary stock contribution change the required cash contributions in 2011 and 2012? And for that $600 million of stock, how much of that has been liquidated and how much stock do you think you can contribute in the future? Thank you.

Chuck McLane - Alcoa - EVP, CFO

That is, as you know, pretty complicated to take one variable in the pensions and say that is going to have an impact on it. But it was — $250 million of the $600 million reduced future contributions. I think that was one part of your question.

As far as how funding will be treated in the future, well, let me go back to the variables. Obviously, it is going to depend on where discount rates are and finish up, and also the assets and how the investment returns go as far as what the future contributions would be.

I would tell you that as we go pension obligations and pension contributions from a cash versus stock standpoint, we will use to determine that, just like we do on other capital allocation and based on the condition of our balance sheet, liquidity, etc. As far as how much of that stock has been liquidated thus far, it is 38%.

Operator

Tony Rizzuto, Dahlman Rose.

Tony Rizzuto - Dahlman Rose - Analyst

Thank you very much. I appreciate that. I just wanted to talk a little about — Klaus, you mentioned in the EPS segment the great execution and your performance improvement there. We have seen you make that relatively small acquisition in Traco. Should we expect that you may be looking at larger acquisitions within that segment now?

Klaus Kleinfeld - Alcoa - Chairman, CEO

Look, as I said, I think everyone has to earn the right to acquire things and to get capital. It is a constant struggle, and that is a good thing. That is a healthy thing, and good competition.

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Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

We have seen here, and I think that is now understood, that Alcoa has an engineered products and solutions with a portfolio the way we structure it now has a nice gem, and we can get returns that are equal to some of the returns that we can get on the primary side in this segment. So obviously — and we know what we are doing — so obviously we are having our eyes open and we are constantly looking around.

But one other thing, and I think that was the question that Paretosh was asking. And remembering the presentation quite a while ago, I think when we had Bill Christopher here, when Bill, who is heading up the engineered products and solutions business — when Bill was going through all of the innovations, because there are obviously two ways how you can grow in that business. And one thing is with bolt-on acquisitions, but the other thing is with internal innovation. And we are very good at that.

Just when you look at the things that we brought on newly and how we expanded from our new LvL ONE wheels to new fasteners, the BOBTAIL system, as well as to some of the defense products that we have. So those two things basically we will continue to do. And we will continue to hold the margin. And I would believe — not only drive it further up through the utilization here, but also drive it further up to the other options that we have here. I hope that was helpful. Thank you.

Operator

Curt Woodworth, Macquarie.

Curt Woodworth - Macquarie - Analyst

I just wanted to get your thoughts on potential aluminum ETF by the end of the year. RUSAL had some comments out at a recent conference that they could supply potentially 1.2 million to 1.3 million tons. Have you been contacted, is that anything that could be on the table for you to supply going to an ETF?

Klaus Kleinfeld - Alcoa - Chairman, CEO

The ETF is another, I think, nice indication that this is an attractive industry and an attractive asset class. I think you really almost have to see it as a separate asset set. Given the volatility and uncertainties that you have these days in various asset classes, people are looking for more stability and see aluminum having some nice characteristics.

Just recently CalPERS came on and announced that they would increase the exposure in that sector. So we are totally supportive — I have said that many, many times — totally supportive.

And there are some challenges that are remaining there. And I mean, I don’t want to — I mean, I am optimistic that they will be able to get resolved. Key structure is one, physical metal premium is another one. And then the question of what do you do with large redemptions, so that which require large and major cash outflows. So these things still need to get solved.

And, yes, we would definitely be willing to provide metal in here, and we have always said that. We were very supportive, whether we provide metal or whether we not, this is a good thing for the industry to happen. Thank you.

Operator

At this time I am showing no further questions in the queue. I would now like to turn the call back over to Mr. Klaus Kleinfeld for any closing remarks.

Klaus Kleinfeld - Alcoa - Chairman, CEO

Okay, well, thank you very much. Again, looking forward to I think the next big thing that we have coming up is not the next quarter, but is our Investor Day that we will be having in November. And we are really looking forward to that, because I think we have not had it for a long time, which shame on us. And I think that we will have great opportunity so that you will not only see or hear Chuck and me, but also some more of our team, and get your own impression, and also some more of our business, and have a full day with us and the folks to look a little bit more even under the hood.

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Oct 07, 2010 / 09:00PM GMT, AA - Q3 2010 ALCOA Inc Earnings Conference Call

So I’m really looking forward to this. And with that, thank you very much for your continued interest, and goodbye.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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